Exhibit 10.1

As of December 31, 2003

Friedman Fleischer & Lowe Capital Partners, L.P.,

FFL Executive Partners, L.P.,

One Maritime Plaza, Suite 1000,

San Francisco, California 94111.

Re:	Korn/Ferry International (the “Company”) - 7.5% Convertible Series A Preferred Stock (the “Stock”) and 7.5% Convertible Subordinated Notes due 2010 (the “Notes”)

Ladies and Gentlemen:

The parties desire to confirm the current Conversion Price (as defined in the Certificate of Designations relating to the Stock) (the “Stock Conversion Price”), the Conversion Price (as defined in the Notes) (the “Note Conversion Price”) and the Exercise Price of the Warrants (as defined in the Notes) (the “Warrant Exercise Price”). The Stock Conversion Price, the Note Conversion Price and the Warrant Exercise Price are referred to herein collectively as the “Conversion Prices” and each individually as a “Conversion Price.” The Certificate of Designations relating to the Stock (the “Certificate”), the Notes and the Warrants are referred to herein collectively as the “Transaction Documents” and each individually as a “Transaction Document.”

The parties also desire to confirm the mechanics for adjusting the Conversion Prices under the Transaction Documents in connection with restricted stock grants of Common Stock (as defined in the Transaction Documents) pursuant to the Company’s incentive and performance plans (each such grant, a “Restricted Stock Grant”) and in connection with issuances of shares of Common Stock pursuant to the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”).

Accordingly, the parties hereby agree as follows:

1. As of the date hereof, (a) the Stock Conversion Price and the Note Conversion Price is $10.19, (b) the Warrant Exercise Price is $11.94 and (c) the aggregate number of Warrant Shares issuable upon the exercise of the Warrants is 274,207 (269,335 Warrant Shares issuable upon exercise of the Warrant issued to Friedman Fleisher & Lowe Capital Partners, L.P. and 4,872 Warrant Shares issuable upon exercise of the Warrant issued to FFL Executive Partners, L.P.).

2. Each of the Transaction Documents (i.e., Section 7(e)(vi) of the Certificate, Section 4.2(vi)(1) of the Notes and Section 3(g)(i) of the Warrants) contains an exemption to the anti-dilution provisions of such Transaction Document that is limited to 7,000,000 shares of Common Stock (the “Specified Share Basket”) and to an

additional 1,574,501 shares of Common Stock issuable upon the exercise of options reserved for grant in September 2002 pursuant to the Company’s option exchange program. As of the date hereof, 4,270,000 shares of Common Stock have been issued under the Specified Share Basket.

3. The Specified Share Basket shall be reduced by 2.3 shares of Common Stock for each share of Common Stock issued on or after the date hereof pursuant to any Restricted Stock Grant. Shares of Common Stock issued on or after the date hereof pursuant to any Restricted Stock Grant shall not result in any adjustment to any Conversion Price.

4. On each Expiration Date (as defined in the Stock Purchase Plan), the Conversion Prices shall be adjusted under the applicable provisions of the Transaction Documents (i.e., Section 7(e)(i) of the Certificate, Section 4.2(i) of the Notes and Section 3(a) of the Warrants) (the “Adjustment Provisions”) to take into account the issuance of all the shares of Common Stock issued under the Stock Purchase Plan on such Expiration Date (the “Total Purchase Shares”) at the Option Price (as defined in the Stock Purchase Plan) on such Expiration Date. For purposes of any such adjustment on any Expiration Date, (a) the “record date” as used in the Adjustment Provisions shall mean such Expiration Date, (b) the phrase “the aggregate of the offering price of the total number of shares of Common Stock” in clause (i) of the Adjustment Provisions shall mean the Total Purchase Price (as defined below) on such Expiration Date and (c) the phrase “the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued” in clause (ii) of the Adjustment Provisions shall mean the Total Purchase Shares and (d) the term “Total Purchase Price” means, for any Expiration Date, an amount equal to the product of (x) the number of Total Purchase Shares multiplied by (y) the Option Price on such Expiration Date.

5. If any holder of the Stock, the Notes or the Warrants (collectively, the “Securities”) converts or exercises its Securities on any day that is not an Expiration Date (the “Specified Conversion Date”), the Conversion Price in respect of such conversion or exercise shall be the applicable Conversion Price in effect on such day. Notwithstanding the foregoing, on the next Expiration Date following any Specified Conversion Date, the Company shall issue to any holder that converted its Securities on such Specified Conversion Date an additional number of fully paid and non-assessable shares of Common Stock equal to the product of (a) the number of additional shares of Common Stock that such holder would have been entitled to receive on the Specified Conversion Date in respect of the portion of the Securities so converted or exercised had the adjustment to the Conversion Prices on the next Expiration Date occurred immediately prior to such conversion or exercise, multiplied by (b) a fraction, the numerator of which is the number of days elapsed during the period beginning on the first day after the preceding Expiration Date and ending on the Specified Conversion Date and the denominator of which is 180.

6. Except as expressly provided herein, no term or provision of the Transaction Documents shall be amended or otherwise modified, and each term and provision of the Transaction Documents shall remain in full force and effect.

7. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

8. THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

[signatures appear on next page]

IN WITNESS WHEREOF, the undersigned have caused this agreement to be duly executed as of the date first written above.

KORN/FERRY INTERNATIONAL

By:	/s/ Gary D. Burnison
Name:	Gary D. Burnison
Title:	Chief Operating Officer

Agreed and Accepted by:

FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS, L.P.,

By:	Friedman Fleischer & Lowe GP, LLC
Its General Partner

By:	/s/ Spencer Fleischer
Name:	Spencer Fleischer
Title:	Vice Chairman

FFL EXECUTIVE PARTNERS, L.P.,

By: Friedman Fleischer & Lowe GP, LLC,
Its General Partner

By:	/s/ Spencer Fleischer
Name:	Spencer Fleischer
Title:	Vice Chairman